SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
 SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2004

AVAYA INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Mount Airy Road Basking Ridge, NJ		07920
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

Item 5. Other Events and Regulation FD Disclosure.

Avaya Inc., a Delaware corporation (the “Company”), and the Lenders under its Five Year Amended and Restated Revolving Credit Agreement dated as of April 30, 2003 (the “Credit Agreement”), have entered into Amendment No. 3 (“Amendment No. 3”) to the Credit Agreement, dated as of January 30, 2004. The following are the principal terms of Amendment No. 3:

As a result of Amendment No. 3, the amount of cash the Company may use to redeem or repurchase its Liquid Yield Option™ Notes due 2021 (“LYONs”) has been increased from $400 million to $455 million.  Amendment No. 3 provides that the Company must have at least $400 million in unrestricted domestic cash and marketable securities immediately before and after each such repurchase or redemption.  Amendment No. 3 also permits the Company to use up to $500 million in cash to prepay long-term debt other than the LYONs so long as the Company has at least $400 million in unrestricted domestic cash and marketable securities immediately before and after each such repayment.

Amendment No. 3 provides that from and after the first date that the Company repurchases or prepays debt in accordance with the terms of the Credit Agreement, as amended, or makes an acquisition for a purchase price of $100 million or more, the Company will be required to maintain positive Free Cash Flow for the four fiscal quarters most recently then ended and each four quarter period thereafter.  Free Cash Flow is defined net cash provided by (used in) operating activities less capital expenditures and dividends.

Amendment No. 3 further provides that the Company may use up to $500 million  in cash to make acquisitions after January 30, 2004 (but not more than $250 million in cash in any single acquisition) provided that certain conditions, including the following, are met:

•                  the Company is in compliance with the interest coverage ratio included in the Credit Agreement on a pro forma basis;

•                  the Company has at least $400 million in unrestricted domestic cash and marketable securities immediately before and after each such acquisition and the repayment of any debt assumed within 30 days thereafter;

•                  the Company has pro forma positive Free Cash Flow for the four fiscal quarters most recently ended;

•                  the Company has a pro forma debt to EBITDA ratio for the four fiscal quarters most recently ended no greater than actual debt to EBITDA for the same period; and

•                  any debt assumed in connection with such acquisition has a maturity date no later than 90 days after the maturity date of the Credit Agreement or will be repaid within 30 days after the closing of such acquisition.

Amendment No. 3 permits the Company to incur debt, in addition to debt previously permitted under the Credit Agreement, in an amount equal to the amount of debt repurchased or prepaid by the Company after January 30, 2004 so long as the debt incurred has a maturity date no later than 90 days after the maturity date of the Credit Agreement.

Item 7(c). Exhibits.

Amendment No. 3 is filed as an exhibit to this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: February 2, 2004	By:	/s/ Garry K. McGuire
Name: Garry K. McGuire
Title: Chief Financial Officer and
Senior Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Amendment No. 3 to the Amended and Restated Five Year Revolving Credit Agreement between the Company and the Lenders party thereto.